Exhibit 10.19

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (“Agreement”), dated as of March 11, 2026 (the “Agreement Date”), is entered into by and among Grown Rogue Management Associates, LLC, an Illinois limited liability company (“Buyer”), Inventionport, Inc., an Illinois corporation (“Kane Seller”), Forefathers Ventures LLC, an Illinois limited liability company (“Wilson Seller,” and together with Kane Seller, collectively, “Sellers”) and Sea Craft, LLC, an Illinois limited liability company (the “Company,” and together with Sellers, the “Company Group”).

RECITALS

WHEREAS, (i) Kane Seller owns a membership interest in the Company constituting forty-nine percent (49%) of the issued and outstanding ownership interests of the Company (the “Minority Interest”), and (ii) Wilson Seller owns a membership interest in the Company constituting fifty-one percent (51%) of the issued and outstanding ownership interests of the Company (the “Majority Interest,” and together with the Minority Interest, the “Interests”);

WHEREAS, the Illinois Department of Agriculture (the “IDOA”) awarded to the Company an Adult Use Cannabis Craft Grower License #2108010136-CG (the “License”), which will operate an adult use craft grow (the “Business”) located at 1200 East Mazon Avenue, Dwight, Illinois 60420 (the “Property”), in accordance with the Illinois Cannabis Regulation and Tax Act (410 ILCS 705) (the “Act”); and

WHEREAS, subject to the terms and conditions hereof, (i) Kane Seller desires to sell to Buyer, and Buyer desires to purchase from Kane Seller, all of Kane Seller’s right, title and interest in and to the Minority Interest, and Wilson Seller desires to consent to such sale, and (ii) Buyer desires to grant to Wilson Seller an option to require Buyer to purchase the Majority Interest, Wilson Seller desires to obtain such option from Buyer, and Kane Seller desires to consent to such grant, in each case in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I
Purchase and Sale of Minority Interest and Majority Interest Option

Section 1.01 Purchase and Sale of Minority Interest.

(a) Subject to the terms and conditions set forth herein, at the Closing (as defined below), in consideration for the Minority Interest Purchase Price (as defined below) (i) Kane Seller shall sell, assign and transfer to Buyer, and Buyer shall purchase and acquire from Kane Seller, the Minority Interest, free and clear of all mortgages, liens, charges, pledges, security interests, claims and other encumbrances (collectively, “Encumbrances”) (such sale, the “Minority Interest Sale”), and (ii) Wilson Seller shall consent to the Minority Interest Sale.

(b) The aggregate purchase price for the Minority Interest shall be One Million Dollars ($1,000,000.00) (the “Minority Interest Purchase Price”) payable as follows: (i) a promissory note in the principal amount of Four Hundred Ninety Thousand Dollars ($490,000.00) payable to Kane Seller in the form attached hereto as Exhibit 1.01(b)(i) (the “Kane Note”), and (ii) a promissory note in the principal amount of Five Hundred Ten Thousand Dollars ($510,000.00) payable to Wilson Seller in the form attached hereto as Exhibit 1.01(b)(ii) (the “Wilson Note,” and together with the Kane Note, the “Seller Notes”).

Section 1.02 Purchase and Sale of Majority Interest Option.

(a) For good and valuable consideration, at the Closing, (i) Wilson Seller shall have the option (the “Majority Interest Option”) to require Buyer to purchase the Majority Interest (the “Majority Interest Sale”) subject to the terms and conditions set forth in Exhibit 1.02 attached hereto (the “Option Terms”), and (ii) Kane Seller shall consent to the Majority Interest Option and the Majority Interest Sale.

Article II
Closing

Section 2.01 Condition Precedent. As soon as reasonably practicable after the Agreement Date, and prior to the closing of the transactions contemplated by this Agreement (the “Closing”), the Company shall obtain all necessary approvals from the IDOA and any other applicable Governmental Authority (as defined below) in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents (as defined below) (the “Transactions”).

Section 2.02 Closing. The Closing shall take place remotely via the exchange of documents and signatures, on a date mutually agreed by Buyer and Sellers, as soon as practicable, but in no event later than five (5) business days after the date on which the Company has received the applicable approval from the IDOA and any other approval from a Governmental Authority with jurisdiction necessary for the transfer of the Minority Interest to Buyer (collectively, “Regulatory Approvals”), and each of the other conditions set forth in Section 2.04 has been satisfied or waived, or at such other place, at such other time or on such other date as Buyer and Sellers may mutually agree (the “Closing Date”). For purposes hereof, “Governmental Authority(ies)” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court, or tribunal of competent jurisdiction, and shall expressly include the IDOA.

Section 2.03 Closing Deliverables.

(a) At the Closing, Sellers shall deliver to Buyer:

(i) an assignment of the Minority Interest in substantially the form of Exhibit A hereto (the “Assignment”), duly executed by the Kane Seller;

(ii) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that each Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), duly executed by the Kane Seller and any certificate required by Section 1446 of the Code;

(iii) all consents, approvals and/or waivers from (or notices to) counterparties to any Contracts (as defined below) of the Company which require consent or approval in connection with the transactions contemplated by this Agreement;

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(iv) a certificate of good standing or qualification of the Company from the State of Illinois issued not more than ten (10) days before Closing;

(v) a true and correct copy of that certain Operating Agreement of Sea Craft LLC, dated as of March 3, 2020 (the “Company Operating Agreement”);

(vi) a certificate of an authorized officer of the Company’s certifying (A) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors (as defined in the Company Operating Agreement), the Manager (as defined in the Company Operating Agreement) and the Members (as defined in the Company Operating Agreement) authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents (as defined below) to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and constitute all of the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (B) the names and signatures of the officers of the Company authorized to sign this Agreement and the other Transaction Documents; and

(vii) such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the Transactions (together with the Agreement and the Assignment, the “Transaction Documents”).

(b) At the Closing, Buyer shall deliver to Sellers:

(i) the Assignment, duly executed by Buyer;

(ii) the Seller Notes, duly executed by Buyer;

(iii) a certificate of an authorized officer of Buyer certifying (A) that attached thereto is a true and complete copy of all resolutions adopted by the manager of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and constitute all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents; and

(iv) such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the Transactions.

Section 2.04 Closing Conditions.

(a) Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment or Buyer’s written waiver, at or before the Closing, of each of the following conditions:

(i) all of the representations and warranties of the Company Group contained herein shall be true and correct on the Agreement Date and on and as of the Closing Date, and each member of the Company Group shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by each such Company Group member prior to or on the Closing Date;

(ii) since the Agreement Date, there shall have been no condition, effect, change, circumstance or event that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect (as defined below) on the Business;

(iii) no actions, suits or proceedings shall have been commenced against Buyer or any member of the Company Group which would prevent the Closing, and no injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby or by any other Transaction Document;

(iv) the Regulatory Approvals shall have been obtained, and written evidence thereof shall have been delivered to Buyer;

(v) the License shall be and shall remain in good standing as of the Closing Date and shall be free and clear of any Encumbrances and/or adverse claims;

(vi) Buyer shall have received all of the closing deliverables set forth in Section 2.03(a).

(b) Conditions to Obligations of the Company Group. The obligations of the Company Group to consummate the Transactions shall be subject to the fulfillment or Sellers’ waiver, at or before the Closing, of each of the following conditions:

(i) all of the representations and warranties of Buyer contained herein shall be true and correct on the Agreement Date and on and as of the Closing Date, and Buyer shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date;

(ii) no actions, suits or proceedings shall have been commenced against Buyer, Sellers or the Company which would prevent the Closing, and no injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby or by any other Transaction Document;

(iii) Sellers shall have received all of the closing deliverables set forth in Section 2.03(b);

(iv) Buyer shall have executed its guaranty of the lease agreement for the Property (the “Lease”) in accordance with Section 5.02(b); and

(v) the Regulatory Approvals shall have been obtained, and written evidence thereof shall have been delivered to Sellers.

Article III
Representations and Warranties of the Company group

The Company and Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the Agreement Date and as of the Closing Date. The disclosure schedule, attached hereto as Exhibit B (the “Disclosure Schedule”), contains exceptions to the representations and warranties set forth in the sections or subsections of this Article III. No party to this Agreement has relied on any representation not expressly stated in this Agreement, including any oral representation of any kind.

Section 3.01 Organization and Authority; Capitalization.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois. Each member of the Company Group has full power and authority to enter into this Agreement and the other Transaction Documents required hereunder to be executed and delivered by them, to carry out their respective obligations hereunder and thereunder and, subject to the Regulatory Approvals, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company Group of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Company. This Agreement and the other Transaction Documents have been duly executed and delivered by each requisite member of the Company Group, and (assuming due authorization, execution and delivery by Buyer), this Agreement and the other Transaction Documents constitute legal, valid and binding obligations of each member of the Company Group, enforceable against them in accordance with their respective terms.

(b) The Kane Seller is the sole owner of the Minority Interest, and the Wilson Seller is the sole owner of the Majority Interest. Each Seller has good and marketable title to its respective Interest and, subject to the Regulatory Approvals, each Seller has the right to sell, transfer and deliver its respective Interest to Buyer, free and clear of all Encumbrances. Upon the Closing, (i) Buyer shall own the Minority Interest, and (ii) Buyer shall have the rights with respect to the Majority Interest Option set forth herein and in Exhibit 1.02 attached hereto, in each case free and clear of all Encumbrances other than those restrictions in connection with obtaining the Regulatory Approvals. There are no outstanding or authorized options, warrants, convertible securities, profits interests or other rights, agreements, arrangements or commitments of any character relating to the equity interests of the Company or obligating Sellers or the Company to issue or sell any equity interest of, or any other interest in, the Company. The Company has not authorized any unit appreciation, phantom interest, profit participation, preemptive rights or similar rights. Other than as set forth in the Company Operating Agreement, there are no voting agreements, letter agreements or other agreements, adverse claims or understandings in effect with respect to the voting or transfer of the Interests. The Interests collectively owned by Sellers represent 100% of the outstanding membership interests of the Company. Other than Sellers, no other Person (as defined below) owns any membership interests of the Company. For purposes hereof, “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, other entity or governmental entity (whether foreign, federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

Section 3.02 No Conflicts; Consents. The execution, delivery and performance by the Company Group of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with the Company’s articles of organization or the Company Operating Agreement; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any member of the Company Group; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which any member of the Company Group is a party; or (d) result in the creation or imposition of any Encumbrance on the Business or on any properties or assets of the Company. Except as set forth on Section 3.02 of the Disclosure Schedule, other than the Regulatory Approvals, no consent, approval, waiver or authorization is required to be obtained by the Company or Sellers from any Person (including any Governmental Authority), or notice delivered to any Person (including any Governmental Authority) in connection with the execution, delivery and performance by the Company Group of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.03 Real Property. Except for the Lease, no member of the Company Group has any ownership, leasehold or other interest in any real property related to the Business.

Section 3.04 Contracts; Encumbrances. Section 3.04 of the Disclosure Schedule lists each material agreement, arrangement or contract to which the Company is a party or by which it is bound in connection with the Business, whether written or oral (the “Contract(s)”). Each Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the knowledge of any Seller, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Contract. To the knowledge of any Seller, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Contract have been provided to Buyer. There are no disputes pending or, to the knowledge of any Seller, threatened under any Contract.

Section 3.05 Permits. Section 3.05 of the Disclosure Schedule lists all permits, licenses, approvals, authorizations, registrations, certificates, variances and similar rights obtained from Governmental Authorities issued to the Company Group and applications for the foregoing (in each case relating to the Business and including the License, the “Permits”). Each of the Permits is valid, in good standing and in full force and effect and is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Permit invalid. No member of the Company Group has violated a material term of any Permit or a material condition under which any Permit was granted. All fees and charges with respect to such Permits, including without limitation, all fees and charges required to obtain the approval of the IDOA or any Governmental Authority and to consummate the Transactions which are payable prior to the date hereof have been paid in full and, to the extent payable at or prior to the Closing, will be paid through Closing. All renewals for the Permits have been timely applied for, no member of the Company Group has received notice that such renewal shall not be timely granted, and no event has occurred or exists that would prohibit or prevent the reissuance to the Company of any of the Permits. All information contained in the License application and any and all other information that any Seller has delivered or communicated to a Governmental Authority, including the IDOA, relating to the License and the Company was true and accurate in all respects as of the date on which the Company submitted such information, is accurate as of the Agreement Date, and will be accurate as of the Closing Date. All conditions of or restrictions on the Permits, other than those included in applicable laws and regulations, that may affect the ability of the Company (or, to the knowledge of any Seller, Buyer after the Closing) to perform any cannabis related activity authorized by applicable law, whether or not embodied in such Permit, have been disclosed to Buyer.

Section 3.06 Compliance with Laws. Each member of the Company Group has complied, and are now complying, with all applicable federal, state and local laws and regulations (including, without limitation, environmental laws and regulations) applicable to it, the Business, and the License, with the exception of federal laws criminalizing the sale, distribution, and possession of cannabis. No member of the Company Group has received any notice from a Governmental Authority that alleges that they are not in compliance with any law or regulation, and the Company has not been subject to any adverse inspection, finding, investigation, penalty assessment, audit, or other compliance or enforcement action, whether disciplinary or non-disciplinary, by a Governmental Authority.

Section 3.07 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (collectively, “Action”) of any nature pending or to the knowledge of any Seller, threatened against or by any member of the Company Group (a) relating to or affecting the Business or the License; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the Transactions.

Section 3.08 Taxes.

(a) Each member of the Company Group has filed on a timely basis all Tax Returns (as defined below) that it was required to file in the manner prescribed by applicable law. All such Tax Returns were true, correct and complete in all material respects. All Taxes (as defined below) owed by each member of the Company Group (whether or not shown or required to be shown on any Tax Return) have been paid on a timely basis. No member of the Company Group is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that any such Company Group member is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes upon any assets of the Company nor, to the knowledge of any Seller or the Company, is any Governmental Authority in the process of imposing any Encumbrances for Taxes on any assets of the Company.

(b) For purposes hereof, (a) “Tax” or “Taxes” means any U.S. federal, state, local, or non-U.S. income, gross receipts, profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, escheat, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, charge, fee, levy or other assessment of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, and (b) “Tax Return” means any return, declaration, report, claim for refund, form and information return or statement and any schedule, attachment, or amendment thereto, including without limitation any consolidated, combined or unitary return or other document, filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any Tax or the administration of the laws relating to any Tax.

Section 3.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 3.10 Indebtedness and Undisclosed Liabilities. Except as set forth on Section 3.10 of the Disclosure Schedule, (i) the Company has no outstanding indebtedness; (ii) there are no Encumbrances on any assets of the Company, and (iii) the Company has no liabilities.

Section 3.11 Bank Accounts; Officers and Managers. Section 3.11 of the Disclosure Schedule lists all officers and managers of the Company and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Company.

Section 3.12 Related Party Transactions. No Seller, nor any member, manager, director, officer, or employee of the Company or any Affiliate thereof, (i) is a party to any agreement, contract, commitment or transaction with the Company or any of its officers, employees or Affiliates, or has any interest in the Business other than the Interests; or (ii) is the direct or indirect owner of an interest in any Person that is a competitor, supplier or customer of the Business. None of the assets or properties, tangible or intangible, that are used by the Company or in the Business are owned by any other Person. For purposes of hereof, “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

Section 3.13 Full Disclosure. Neither this Agreement nor any other Transaction Document, certificate, agreement or other document furnished or to be furnished by Sellers hereunder contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 3.14 Absence of Certain Changes or Events. Since December 31, 2025, (i) there has not been any change, event or circumstance that individually or in the aggregate is, or could reasonably be expected to become, materially adverse to (A) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Business and the Company, taken as a whole, or (B) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis (the foregoing, collectively, a “Material Adverse Effect”), and (ii) the Company has conducted its business in the ordinary course of business, except for such actions as have not had, individually or in the aggregate, a Material Adverse Effect.

Article IV
Representations and warranties of buyer

Buyer represents and warrants to the Company and Sellers that the statements contained in this Article IV are true and correct as of the Agreement Date and as of the Closing Date.

Section 4.01 Organization and Authority of Buyer; Enforceability. Buyer is a duly organized and validly existing limited liability company in good standing under the laws of the State of Oregon. Buyer has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents required hereunder to be executed and delivered by Buyer, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. The Transaction Documents have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the counterparties thereto) the Transaction Documents constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms. Buyer is not aware of any facts specific to Buyer or Buyer’s owners, officers or directors that would reasonably be expected to prevent the parties from obtaining the Regulatory Approvals.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with the organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. Except for Regulatory Approvals, no consent, approval, waiver or authorization is required to be obtained by Buyer from any Person or entity in connection with the execution, delivery and performance by Buyer of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the knowledge of Buyer, no event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Article V
Covenants

Section 5.01 Covenants of Sellers and the Company.

(a) Conduct of the Business. From the Agreement Date until the Closing or the termination of this Agreement in accordance with its terms, except as required by applicable law or by the terms of this Agreement, Company shall, subject to the terms of the Transaction Documents (i) pay all applicable Taxes as such Taxes become due and payable, (ii) maintain all Permits and pay all fees and charges owing to the IDOA or any Governmental Authority including, without limitation, all license renewal payments and other fees in connection with the License, and (iii) use commercially reasonable efforts to preserve intact the Business and maintain relationships of the Company with third parties.

(b) Access to Information. From the Agreement Date until the Closing or the termination of this Agreement in accordance with its terms, following reasonable notice, Sellers shall (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives access to the offices, properties, Contracts, books and records of the Company, (ii) furnish to Buyer, and its counsel, financial advisors, auditors and other authorized representatives, such financial, Tax, and operating data and other information relating to the Company as such persons may request, and (iii) instruct relevant employees, consultants, counsel, financial advisors and auditors of the Company to cooperate with Buyer as it may request; provided, however, that any such access or furnishing of information shall be conducted during normal business hours and in such a manner so as not to unreasonably interfere with the normal operations of the Company.

(c) Exclusivity. From the Agreement Date until the earlier of the Closing or any termination of this Agreement, Sellers shall not (and Sellers shall cause the Company and the Company’s manager, members, officers and advisors not to) directly or indirectly: (i) solicit, initiate, or encourage the submission of any proposal or offer from any third party (other than Buyer and its designees) relating to the Interests or the acquisition of the License or the Company (whether by merger, recapitalization, equity exchange, equity purchase, sale of assets or otherwise) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any third party (other than Buyer and its designees) to do or seek any of the foregoing, including the taking of any action relating thereto (or in response to any unsolicited offer or proposal in respect thereof) without the prior written consent of Buyer (which consent may be granted, withheld or conditioned in the sole discretion of Buyer) that could be expected to prevent, impair, delay or otherwise adversely affect the ability of the Company Group or Buyer to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

(d) Amended and Restated Company Operating Agreement. Following the Closing, Wilson Seller, Buyer and the Company shall enter into the amended and restated Company Operating Agreement in substantially the form attached hereto as Exhibit C (the “Amended and Restated Company Operating Agreement”).

(e) Lease. Following the Closing, Wilson Seller and Buyer shall cause the Company to enter into the Lease.

Section 5.02 Covenants of Buyer.

(a) Buyer Loan. Following the Closing, Buyer shall make available a loan facility to the Company for the purpose of funding startup costs and supporting working capital in the principal amount of no less than One Million Dollars ($1,000,000) and no more than Two Million Dollars ($2,000,000). Subject to the foregoing, the amount of the loan and the timing of the advances thereunder shall be in the sole discretion of Buyer. Such loan shall (i) bear interest at the rate of ten percent (10%) per annum simple interest payable monthly, (ii) have a maturity date of the third anniversary of the Agreement Date upon which all principal together with all interest due and owing to Buyer shall become due and payable, (iii) be secured by a security interest in all of the assets of the Company, (iv) notwithstanding anything to the contrary set forth in the Company Operating Agreement (as amended and/or restated), have first priority in payment over other debts of the Company and all distributions of Available Cash (as defined in the Company Operating Agreement), and (v) be subject to a promissory note in a form reasonably acceptable to Buyer and the Company.

(b) Buyer Guaranty. Buyer agrees to execute a written guaranty of the Company’s obligations under the Lease, which guaranty shall be in form and substance reasonably acceptable to Buyer.

Section 5.03 Covenants of the Parties.

(a) Public Announcements. Prior to Closing, no party shall make any announcement, nor share with non-members, any information concerning the Transactions or related negotiations without the other party’s prior written approval, except as may be required by law. If such an announcement is required by law or rule of any stock exchange or quotation system, the party required to make the announcement shall inform the other party, with five (5) calendar days’ advance notice, of the contents of the proposed announcement, and shall make reasonable efforts to obtain the other party’s approval for the announcement, which approval may not be unreasonably withheld or delayed. After Closing, except as otherwise required by law, any press release or other public disclosure of this Agreement or the transactions contemplated hereby will be prepared by Buyer, subject to review and consent by Sellers (which will not be unreasonably withheld, conditioned or delayed). Unless otherwise required by applicable law or with the prior written consent of Buyer in its sole and absolute discretion, Sellers shall not make any public announcements regarding this Agreement or the Transactions.

(b) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred, imposed or assessed in connection with the transactions contemplated by this Agreement and the documents to be delivered hereunder (“Transfer Taxes”) shall be borne and paid by Buyer when due. Buyer shall timely pay any Transfer Taxes and, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer and Sellers shall cooperate with respect thereto as necessary).

(c) Efforts; Filings.

(i) The parties shall cooperate with each other and use their respective best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Transactions as soon as practicable, including using best efforts to prepare and file all documentation to obtain as promptly as practicable all consents, approvals, registrations, authorizations, waivers or licenses necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Transactions.

(ii) Without limiting the generality of the foregoing, the parties hereto shall act promptly, and use their best efforts, and shall cooperate with each other, in making, or causing to be made, any filings, applications, submissions and notices required under Illinois laws and regulations governing the cultivation, manufacturing, possession, use, sale, transport or distribution of cannabis or cannabis products promulgated by state and local Governmental Authorities in Illinois, in order to permit and facilitate consummation of the transactions contemplated by this Agreement, including, without limitation, submitting one or more change of ownership applications to the IDOA in order to consummate the change in ownership of the Company resulting from the transactions contemplated by this Agreement. Buyer shall have the opportunity to review and approve all such filings, applications, submissions and notices, and such filings, applications, submissions and notices shall be in the form acceptable to Buyer. After the change of ownership submission, Sellers shall promptly notify Buyer of any communications and requests for additional information from the IDOA. Buyer shall use its reasonable best efforts to provide any requisite information to the IDOA within five (5) days of receiving notice of such request. Any fees required to be paid in connection with such filings, applications and submissions shall be borne by Buyer.

(iii) Each party shall: (A) give the other party prompt notice of the commencement or threat of any investigation, action or legal proceeding by or before any Governmental Authority with respect to this Agreement or the transactions contemplated by this Agreement, (B) keep the other party informed as to the status of any such investigation, action or legal proceeding, and (C) promptly inform the other party of any communication to or from any Governmental Authority regarding this Agreement or the transactions contemplated by this Agreement.

Section 5.04 Further Assurances. Prior to, and following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

Section 5.05 Confidentiality.

(a) From and at all times following the Agreement Date, Sellers shall, and shall cause their respective Affiliates and representatives: (i) to hold in confidence any and all Confidential Information (as defined below) whether written or oral, (ii) not to disclose any Confidential Information to any Person whatsoever, other than to Buyer or any of its Affiliates or their respective representatives, and (iii) not to sell or use any Confidential Information in any manner whatsoever for the direct or indirect benefit of any Person other than Buyer or its Affiliates. If any Person restricted by this Section 5.04(a) is compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of applicable law, Sellers shall promptly notify Buyer in writing, and shall cause the applicable party to disclose only that portion of such information which it is advised by its counsel in writing is legally required to be disclosed; provided, that Sellers shall use their best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b) For purposes of this Agreement, “Confidential Information” means the confidential business information of the Company, the Business, and Buyer or its business, whether or not marked as such, including any business plans, technology, plans, blueprints, drawings, models, designs, templates, processes, formulae, computer programs, customer lists, supplier lists, pricing data, financial data, trade secrets, operations manuals, standard operating procedures, or other information identified or otherwise treated as confidential business information, including the terms and existence of this Agreement and the Transaction Documents and the consummation of the transactions contemplated by this Agreement and the Transaction Documents. Notwithstanding the foregoing, Confidential Information shall not include any information that becomes generally known to the public without the breach of any confidentiality obligation by Sellers.

Section 5.06 Tax Matters; DCEO Loan Matters; Grant Matters.

(a) Sellers shall pay (or cause to be paid), promptly and when due or reimburse the Company if paid by the Company promptly upon Buyer’s request, (a) any and all Taxes of the Company that shall become due or shall have accrued on or before the Closing Date, (b) any and all Taxes due and owing arising out of the DCEO Loan (as defined in Exhibit 1.02) and the forgiveness thereof, and (c) any and all Taxes arising from income or gains realized by Sellers resulting from any of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth herein or in the Notes, any payments in respect of Taxes due and owing arising out of the DCEO Loan and/or the forgiveness thereof shall reduce the Principal Amount of the Notes on a dollar for dollar basis.

(b) Sellers shall be liable for and, as applicable, shall pay (or cause to be paid) promptly and when due, or reimburse the Company if paid by the Company promptly upon Buyer’s request, any and all costs and expenses incurred by the Company prior to the Closing that are deemed to be “non-qualified” by the DCEO (as defined in Exhibit 1.02) and therefore non-forgivable by the DCEO in connection with the DCEO Loan and/or the forgiveness thereof.

(c) Sellers shall be liable for and, as applicable, shall pay (or cause to be paid) promptly and when due, or reimburse the Company if paid by the Company promptly upon Buyer’s request, any and all amounts that become due and owing by the Company arising out of or related to the Cook County Cannabis Development Grant (as defined below) and/or the demand or request for repayment of all or a part thereof for any reason. For purposes hereof, “Cook County Cannabis Development Grant” means the grant of $150,000 to the Company by the County of Cook, Illinois (“Cook County”), acting through its Bureau of Economic Development (“CCBED”), pursuant to that certain Grant Agreement, dated as of September 12, 2024, by and between Cook County acting through its CCBED and the Company.

Article VI
Indemnification

Section 6.01 Survival. All representations and warranties contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date. Notwithstanding the foregoing, the representations and warranties contained in Section 3.08 (the “Tax Representations”) shall survive until sixty (60) days after the expiration of the full period of any applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof), and the representations and warranties contained in Section 3.01 (Organization and Authority; Capitalization), Section 3.02 (No Conflicts; Consents), Section 3.05 (Permits), Section 3.09 (Brokers), and Section 4.01 (Buyer Organization and Authority) (collectively, the “Fundamental Representations”) shall survive indefinitely. No agreements or covenants contained herein shall survive the Closing other than those agreements and covenants that by their terms or nature contemplate performance after the Closing, which surviving agreements and covenants shall survive for the period explicitly specified therein.

Section 6.02 Indemnification by Sellers. Sellers shall, jointly and severally, fully defend, indemnify and hold harmless Buyer, its Affiliates and their respective stockholders, directors, officers, members, managers, agents, representatives and employees from and against all claims, actions, causes of action, judgments, damages, liabilities, charges, encumbrances, liens, settlements, losses, costs and expenses, including attorneys’ and financial professionals’ fees and disbursements (collectively, “Losses”) arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company Group contained in this Agreement or any other Transaction Document;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers, or the Company prior to Closing, pursuant to this Agreement (including without limitation, the covenants set forth in Section 1.04 and Article V hereto) or any Seller Document; and

(c) except as otherwise expressly set forth herein, any liability arising out of the ownership of the License or the operation of the Business prior to the Closing Date.

Notwithstanding the foregoing, in no event shall Sellers’ and Company’s combined aggregate liability or amounts payable for indemnification pursuant to Section 6.02(a) under this Agreement exceed the amount of the Purchase Price.

Section 6.03 Indemnification by Buyer. Buyer shall fully defend, indemnify and hold harmless Sellers and the Company, their Affiliates and their respective stockholders, directors, officers, members, managers, and employees from and against all Losses arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any other Transaction Document; and

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any other Transaction Document.

Section 6.04 Defense and Settlement. In connection with any claim for indemnification hereunder (“Claim”), the indemnified party (“Indemnified Party”) will (a) give the indemnifying party (“Indemnifying Party”) prompt written notice of any Claim; provided, however, that failure to provide such notice shall not relieve the Indemnifying Party from its liabilities or obligations hereunder, except solely to the extent of any material prejudice as a direct result of such failure; (b) cooperate with the Indemnifying Party, at the Indemnifying Party’s sole cost and expense, in connection with the defense and settlement of the Claim; and (c) permit the Indemnifying Party to select counsel (but with the Indemnified Party’s advice and input) and to control the defense and settlement of the Claim; provided, however, that the Indemnifying Party may not settle any Claim or take any other action to the extent such settlement or other action would impose a financial obligation on the Indemnified Party or otherwise materially adversely impact the Indemnified Party’s rights, obligations or business operations, without the Indemnified Party’s prior written consent. Further, the Indemnified Party, at its cost and expense, may participate in the defense of the Claim through counsel of its own choosing. Notwithstanding the foregoing, if the Indemnifying Party fails to assume the defense of any Claim within thirty (30) days after the Indemnifying Party receives a request for indemnification hereunder, the Indemnified Party may control its own defense and follow such course of action as it reasonably deems necessary to protect its interests and shall be fully indemnified by the Indemnifying Party for all costs (including attorneys’ fees and settlement payments) reasonably incurred in such course of action.

Article VII

Termination

Section 7.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Buyer, Sellers and the Company;

(b) by Buyer by written notice to Sellers if:

(i) any of the conditions set forth in Section 2.04(a) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the first anniversary of the Agreement Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(ii) if Buyer is not then in material breach of any provision of this Agreement and (A) there has been a material breach of, or inaccuracy in, any representation or warranty of any member of the Company Group contained in this Agreement, or (B) any member of the Company Group has materially breached or violated any covenant contained in this Agreement and, in the case of each of clauses (A) and (B) hereof, such breach, inaccuracy or violation has not been cured by the date which is twenty (20) days after Buyer notifies the applicable member of the Company Group of such breach, inaccuracy or violation.

(c) by Buyer or Sellers in the event that (i) there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or (ii) any Governmental Authority shall have issued an order, decree or other binding action restraining or enjoining the transactions contemplated by this Agreement, and the same shall have become final and non-appealable.

Section 7.02 Notice of Termination. The party desiring to terminate this Agreement pursuant to Section 7.01 above shall give written notice of such termination to the other parties hereto.

Section 7.03 Effect of Termination.

(a) Except as expressly set forth below, if this Agreement is terminated pursuant to this Article VII, such termination shall be effective as against all parties hereto and shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided, however, if such termination shall result from the intentional or willful failure of a party to perform a covenant under this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such intentional or willful failure or breach.

(b) The provisions of this Section 7.03 and Article VIII shall survive any termination hereof pursuant to this Article VII.

Article VIII
Miscellaneous

Section 8.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. For purposes of clarity, Buyer shall be responsible to pay all expenses in connection with obtaining the Regulatory Approvals.

Section 8.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Buyer:	Grown Rogue Management Associates LLC 550 Airport Road Medford, OR 97504
Attention: J. Obie Strickler Email: obie@grownrogue.com

with a copy to:	Greenspoon Marder LLP 227 W. Monroe, Suite 3950 Chicago, IL 60606 Attention: Irina Dashevsky Email: irina.dashevsky@gmlaw.com

If to Sellers or the Company:	Balton Corporation 1001 E 99th St Chicago, IL 60628 Attention: Shari Wilson Email: ssw@baltoncorp.com

with a copy to:	Inventionport, Inc. 1539 Prairie St Aurora, IL 60506 Email: tim.timkane@gmail.com

Section 8.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 8.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 8.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No member of the Company Group may assign its rights or obligations hereunder without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. Buyer may not assign its rights or obligations hereunder without the prior written consent of Sellers, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may assign its rights and obligations hereunder to an Affiliate without consent. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 8.09 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by the internal laws of the State of Illinois, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Illinois. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the State of Illinois Circuit Court of Cook County, and that any cause of action arising out of this Agreement or transactions contemplated hereby shall be deemed to have arisen from a transaction of business in the State of Illinois. Each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum.

Section 8.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof (without any requirement to post bond), in addition to any other remedy to which they are entitled at law or in equity.

Section 8.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission (including electronic copies of such counterparts signed manually or digitally) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Agreement Date.

BUYER:

GROWN ROGUE MANAGEMENT ASSOCIATES, LLC

By:	/s/ J. Obie Strickler
Name:	J. Obie Strickler
Title:	Manager

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Agreement Date.

SELLERS:

INVENTIONPORT, INC.

By:	/s/ Timothy Kane
Name:	Timothy Kane
Title:	President

FOREFATHERS VENTURES, LLC

By:	/s/ Shari Wilson
Name:	Shari Wilson
Title:	Manager

COMPANY:

SEA CRAFT, LLC

By:	SEA Craft Managers LLC, its Manager

By:	/s/ Shari Wilson
Name:	Shari Wilson
Title:	MANAGER

[Signature Page to Membership Interest Purchase Agreement]

EXHIBIT A

Assignment

This Assignment (this “Assignment”) is made as of March __, 2026, by and between Inventionport, Inc. (“Assignor”), and Grown Rogue Management Associates LLC, an Illinois limited liability company (“Assignee”), in connection with that certain Membership Interest Purchase Agreement, of even date herewith, by and between Assignee, Assignor and the other parties on the signature page thereto (the “MIPA”). Capitalized terms not otherwise defined herein shall have the meanings given them in the MIPA.

Effective as of the Closing Date, in exchange for the Minority Interest Purchase Price, Assignor hereby assigns, transfers, and conveys all of Assignor’s right, title and interest in and to the Minority Interest, free and clear of any Encumbrances.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as of the Closing Date.

ASSIGNOR:

INVENTIONPORT, INC.

By:	/s/ Timothy Kane
Name:	Timothy Kane
Title:	President

ASSIGNEE:

Grown Rogue Management Associates LLC,
an Illinois limited liability company

By:	/s/ J. Obie Strickler
Name:	J. Obie Strickler
Title:	Manager

EXHIBIT B

Disclosure Schedule

Section 3.02 Consents

Section 3.04 Contracts; Encumbrances

Section 3.05 Permits

Section 3.10 Indebtedness and Undisclosed Liabilities

DCEO Loan

Section 3.11 Bank Accounts; Officers and Managers

EXHIBIT C

Amended and Restated Company Operating Agreement

(See attached)

EXHIBIT 1.01(b)(i)

Kane Note

(See attached)

EXHIBIT 1.01(b)(ii)

Wilson Note

(See attached)

EXHIBIT 1.02

Option Terms

(a) Subject to the terms of this Exhibit 1.02, Wilson Seller may exercise the Majority Interest Option upon written notice to Buyer at any time following the first anniversary of the forgiveness of the DCEO Loan (such exercise date, the “Exercise Date”), requiring Buyer to purchase the Majority Interest from Wilson Seller (the “Majority Interest Sale”) at a price (the “Majority Interest Purchase Price”) calculated, as applicable, in accordance with the following equation: 0.1x -$500,000, where x equals the Trailing 12-Month Net Revenue (as defined below) (the “Majority Interest Purchase Price Calculation”). The Majority Interest shall be free from any and all Encumbrances, including, without limitation, any Encumbrances by the DCEO (as defined below).

(b) Notwithstanding the foregoing, if, on the Exercise Date, the Trailing 12-Month Net Revenue is less than $7,500,000, the Exercise Date shall be automatically deferred for an additional twelve (12) months (such extended date, the “First Extended Exercise Date”), and if Wilson Seller elects to the exercise the Majority Interest Option on the First Extended Exercise Date and the Trailing 12-Month Net Revenue is less than $7,500,000, the Majority Interest Purchase Price shall be equal to the greater of (i) the amount calculated in accordance with the Majority Interest Purchase Price Calculation, and (ii) Two Hundred Thousand Dollars ($200,000.00). For purposes of clarification, if Wilson Seller agrees to the exercise of the Majority Interest Option on the First Extended Exercise Date and the Trailing 12-Month Net Revenue is greater than $7,500,000, the Majority Interest Purchase Price shall be equal to the amount calculated in accordance with the Majority Interest Purchase Price Calculation.

(c) Notwithstanding the foregoing, if Wilson Seller does not exercise the Majority Interest Option on the First Extended Exercise Date, then (i) the Exercise Date shall be automatically deferred for an additional twelve (12) months (such extended date, the “Second Extended Exercise Date”), (ii) Willson Seller may elect to exercise the Majority Interest Option on, but not before the Second Extended Exercise Date, (iii) Majority Interest Purchase Price shall be equal to the greater of (i) the amount calculated in accordance with the Majority Interest Purchase Price Calculation, and (ii) Two Hundred Thousand Fifty Thousand Dollars ($250,000.00). Notwithstanding the foregoing, the Buyer may, but shall not be required to, exercise the Majority Interest Option at any time after the Second Extended Exercise Date upon written notice to Wilson Seller by requiring Wilson Seller to sell the Majority Interest to Buyer, and (iii) the Majority Interest Purchase Price shall be equal to the greater of (i) the amount calculated in accordance with the Majority Interest Purchase Price Calculation, and (ii) Two Hundred Thousand Fifty Thousand Dollars ($250,000.00).

(d) Notwithstanding the foregoing, under no circumstances shall the Majority Interest Purchase Price exceed One Million Dollars ($1,000,000.00). Buyer shall pay the Majority Interest Purchase Price as follows: fifty-one percent (51%) of the Majority Interest Purchase Price to Wilson Seller and forty-nine percent (49%) of the Majority Interest Purchase Price to Kane Seller. Buyer may, in its sole discretion, pay the Majority Interest Purchase Price either by (i) wire transfer of immediately funds to accounts designated in writing by Wilson Seller and Kane Seller, or (ii) by issuing to each of Wilson Seller and Kane Seller a promissory note substantially in the forms of the Seller Notes, except that (i) the maturity dates of such promissory notes shall be the first anniversary of the issuance of such promissory notes, and (ii) Wilson Seller shall have a security interest in the Majority Interest; provided, that Buyer shall utilize the same method of payment for both Wilson Seller and Kane Seller.

(e) The parties agree to execute an assignment evidencing the purchase of the Majority Interest by Buyer in accordance herewith in substantially the form of the Assignment, except that such assignment shall contain such representations and warranties and other terms and conditions deemed reasonably necessary or advisable by Buyer in order to consummate the purchase of the Majority Interest. In addition, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

(f) For purposes hereof, (i) “DCEO” means the Illinois Department of Commerce and Economic Opportunity, (ii) “DCEO Loan” means the loan in the principal amount of $1,250,000 made by the DCEO to the Company, evidenced by that certain Cannabis Social Equity Forgivable Loan Agreement, dated as of May 12, 2023, by and between the Company and the DCEO, and that certain Promissory Note, dated as of May 12, 2023, by the Company in favor of the DCEO, and (iii) “Trailing 12-Month Net Revenue” means the trailing 12-month net revenue of the Company reasonably calculated as of the last full month prior to the Exercise Date by the Manager (as defined in the Amended and Restated Company Operating Agreement).

Execution Version

AMENDED AND RESTATED

OPERATING AGREEMENT

OF SEA CRAFT LLC

(the “Company”)

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of the Company is made and entered into as of this __ day of March, 2026 (the “Effective Date”), by and among Grown Rogue Management Associates LLC, an Illinois limited liability company (“Manager” or “GRMA”), and the Members listed on Schedule A attached hereto. The Members are each sometimes referred to individually as a “Member” and collectively as the “Members.”

W I T N E S S E T H

WHEREAS, the Company was formed pursuant to the filing of Articles of Organization with the Illinois Secretary of State on March 3, 2020, pursuant to the terms of the LLC Act;

WHEREAS, the Founding Members and the Company entered into that certain Operating Agreement dated as of [_] (the “Prior Agreement”);

WHEREAS, pursuant to that certain Membership Interest Purchase Agreement, dated as of the Effective Date, by and among GRMA as “Buyer” thereunder, the Founding Members as “Sellers” thereunder, and the Company (the “MIPA”), GRMA purchased forty-nine percent (49%) of the Membership Interest from the Sellers; and

WHEREAS, the Members, the Manager, and the Company wish to amend and restate the Prior Agreement in its entirety and provide for the continued operation and management of the Company, subject to the terms herein.

NOW THEREFORE, in consideration of the matters set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Manager and the Members hereto agree as follows:

ARTICLE I

FORMATION OF THE COMPANY

1.1 Formation. The Company was formed as an Illinois limited liability company pursuant to the provisions of the LLC Act.

1.2 Definitions. As used herein, the terms listed below shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person or group of other Persons acting in concert in respect of the Person in question that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person. For purposes of this definition, “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), shall mean possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract.

(b) “Assets” means any asset of the Company, including, without limitation, an ownership interest in the title holding entity for the Property.

(c) “Available Cash” means, with respect to a particular period, all cash paid to or in possession of the Company from any source, including, without limitation, cash from the sale of Assets, after deducting therefrom all funds necessary (i) to pay any outstanding debts, costs, expenses and obligations of the Company (or that are secured by the assets of the Company) that are currently due or that are then being refinanced (but excluding debts owed to any Member or an Affiliate of a Member), including then payable fees, costs or expenses due to the Manager, a Member, an Affiliate of a Member or a third party; and (ii) to establish or add to any reserve in an amount that the Manager deems reasonably necessary to provide for contingent liabilities or obligations of the Company with respect to its operation and the operation and maintenance of the Property, and maturing obligations with respect to which the Manager determines such reserves to be advisable.

(d) “Board of Directors” means the governing body appointed pursuant to, and invested with the responsibility outlined in, Section 5.1 of this Agreement.

(e) “Code” means the Internal Revenue Code of 1986, as from time to time amended.

(f) “Confidential Information” means all confidential and proprietary information (in tangible, intangible, or other form) owned or used by, or relating to, the Company (or any third party which the Company is under any obligation to keep confidential), or its respective past, current or future business, operations, affairs, affiliates, members, employees, officers and management, including but not limited to, computer, digital or paper files, software, e-mail messages, notes, memoranda, reports, data, spreadsheets, presentations, proposals, lists, correspondence, cell phones, pagers, devices and other materials and documents or property involving trade secrets, proprietary and intellectual property, research, business plans, product plans, products, services, pricing information, sales information, customer lists, customers, supplier lists, suppliers, markets, marketing information and plans, finances, costs, expenses, liabilities, litigation or threatened litigation, technical data, methods, processes, formulas, algorithms, technology, techniques, designs, drawings, specifications, models, devices and equipment. “Confidential Information” shall not include any information that has become publicly known and made generally available through no wrongful act of any Person.

(g) “Excess deficit capital account balance” of any Member means the capital account balance of such Member, adjusted as provided in the immediately following sentence, to the extent, if any, that such balance is a deficit (after adjustment). For purposes of determining the existence and amount of an excess deficit capital account balance, the capital account balance of a Member shall be adjusted by: (i) crediting thereto (A) that portion of any deficit capital account balance that such Member is required to restore under the terms of this Agreement, and (B) the amount of such Member’s share of Minimum Gain, including any “partner non-recourse debt minimum gain” (as deemed in Treasury Regulation Section 1.704-2(i)); and (ii) charging thereto the items described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5) and (6) that apply to such Member. The existence and amount of any excess deficit capital account balance at the end of any year shall be determined before any other allocations provided for in Article 7 for such year have been made.

(h) “Founding Members” means FOREFATHERS VENTURES LLC and INVENTIONPORT, INC.

(i) “LLC Act” means the Limited Liability Company Act of the State of Illinois, as now in effect and as from time to time amended.

(j) “Manager” means the Person appointed by the Members as further set forth in Section 5.2 of this Agreement. The Manager shall be GRMA.

(k) “Member(s)” means the Members and any additional and/or substituted Members who have been admitted to the Company as such pursuant to Section 9.2 hereof.

(l) “Membership Interest” means, with respect to any Member: (i) that Member’s status as a member of the Company; (ii) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company in accordance with this Agreement; (iii) all other rights, benefits and privileges enjoyed by that Member in its capacity as a Member, including that Member’s right to vote, consent and approve and otherwise to participate in the management of the Company; and, (iv) all obligations, duties and liabilities imposed on that Member in its capacity as a Member.

(m) “Minimum Gain” has the meaning given such term in Treasury Regulation Section 1.704-2(d) and shall generally mean the amount by which the non-recourse liabilities secured by any assets of the Company exceed the adjusted tax basis of such assets as of the date of determination. A Member’s share of Minimum Gain (and any net decrease thereof) at any time shall be determined in accordance with Treasury Regulation Section 1.704-2(g).

(n) “Participating Percentage” means for each Member, the percentage set forth opposite such Member’s name on Schedule A reflecting the amount of such Member’s Membership Interest, or as adjusted to reflect change in the composition of the Members or ownership of Membership Interest.

(o) “Person” means any natural person, partnership, firm, corporation, limited liability company and any other form of business or legal entity.

(p) “Prime Rate” means the rate of interest announced from time to time as its “prime rate” or “corporate base rate” (or equivalent rate) by the Wall Street Journal (Midwest Edition) (or its successor-in-interest).

(q) “Profits” or “Losses” means the net profits or losses of the Company as finally determined for each fiscal year of the Company by the Company’s accountants in accordance with federal income tax accounting principles.

(r) “Property” means any real or personal property which is owned directly or indirectly by the Company.

(s) “Treasury Regulations” means the Federal Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

1.3 Organizational Documents. This Agreement and the Company’s Articles of Organization, as each may be amended from time to time (collectively, the “Organizational Documents”), shall be the sole source of the agreement among the Members with respect to the Company; provided, however, that nothing set forth herein shall restrict or prohibit the Members from entering into an agreement further regulating their ownership interests in the Company. To the extent any provision of the Organizational Documents is determined by a court of competent jurisdiction to be prohibited or ineffective under the LLC Act, the Organizational Documents shall be considered amended to the smallest degree necessary in order to make such provision effective under the LLC Act. To the extent of a conflict between the LLC Act and this Agreement, this Agreement shall govern to the maximum extent allowed by law.

1.4 Name. The name of the Company is SEA Craft LLC.

1.5 Effective Date. This Agreement shall be effective upon the execution and delivery of this Agreement by the Manager and the Members listed on Schedule A attached hereto.

1.6 Term. The term of the Company shall commence on the effective date of the filing of the Articles of Organization with the appropriate authorities of the State of Illinois, and, unless sooner terminated in accordance with other provisions of this Agreement, shall be perpetual.

1.7 Registered Agent and Office. The Company shall at all times maintain a registered agent in Illinois for the service of process and a registered office in Illinois. The Company’s registered agent for the service of process in Illinois shall be ______________. The Company’s registered office in Illinois is _______________________________. The Company may change its registered agent or its registered office in Illinois through appropriate filings with Illinois Secretary of State.

1.8 Principal Place of Business. The principal place of business of the Company shall be located at 1200 East Mazon Avenue, Dwight, Illinois 60420 or such other place as the Company may from time to time determine, which need not be in the State of Illinois.

ARTICLE II

COMPANY’S PURPOSE AND CONFLICTS

2.1 Purpose. The Company’s purpose and the nature of its business shall be to own and operate business interests related to the sale of marijuana and marijuana related/infused products pursuant to the Illinois Cannabis Regulation and Tax Act and the Illinois Compassionate Use of Medical Cannabis Program Act and perform any and all lawful acts incidental to the foregoing purpose or reasonably necessary to the fulfillment of the foregoing purpose. In furtherance of the foregoing purpose, the Company shall have and exercise all the powers now or hereafter conferred under the laws of the State of Illinois on limited liability companies formed under such laws and may perform any and all lawful acts incidental to the foregoing purposes or reasonably necessary to the fulfillment of the foregoing purposes.

2.2 Conflicts. Notwithstanding the foregoing, each Member acknowledges that the other Members (and the respective entities they own or control) and their Affiliates may engage in activities and opportunities which are substantially similar to those intended to be performed by the Company. The Manager and Members reserve the right to pursue similar activities and opportunities independently of the Company, and no Manager or Member shall have any obligation to offer such opportunities to the Company. Each Member, for itself and on behalf of the Company, waives all rights with respect to the “corporate opportunity” doctrine. Moreover, the Company may transact business with any Member or Affiliate thereof provided the terms of those transactions are no less favorable than those the Company could obtain from unrelated third parties.

ARTICLE III

FINANCIAL RECORDS AND INFORMATION

3.1 Books and Records. The Company shall keep such books and records as shall be required by the LLC Act, the Compassionate Use of Medical Cannabis Program Act and the Illinois Cannabis Regulation and Tax Act, as applicable, and as the Manager deems appropriate. The books and records of the Company shall be maintained by the Company at its principal place of business, and shall be available for inspection by any Member, at all reasonable business hours, upon reasonable notice. The Manager shall have real time access to the books and records of the Company, including all bank accounts, financial and state reporting systems, including but not limited to, Metrc.

3.2 Accountants. The Manager shall have the right to designate the accountants for the Company from time to time.

3.3 Financial Information. The Company’s financial records shall be maintained using the same accounting method as is used to prepare the Company’s federal income tax return. As soon as practicable after the end of each fiscal year of the Company, a general accounting shall be taken and made by the Company’s accountants, covering the assets, properties, liabilities and net worth of the Company as at the end of such fiscal year, its dealings, transactions and operations during such fiscal year, and all matters and things customarily included in such accountings. The Company shall furnish to the Members, not later than April 1st of the subsequent fiscal year, (i) an annual report accurately summarizing the results of such accountings, and (ii) such information as the Company may be required to furnish so as to enable the Members to prepare and file federal, state and local income tax returns for such period.

ARTICLE IV

RIGHTS AND DUTIES OF THE MEMBERS

4.1 Admission of Members. Each of the Members is hereby recognized and admitted as a Member of the Company. No other Person shall be recognized or admitted as a Member of the Company unless such Person has satisfied the requirements of Article 9 hereof.

4.2 No Individual Authority. Except as otherwise expressly provided in this Agreement or in the LLC Act, (i) no Member shall have any authority to act for, or to create, undertake or assume any liabilities, obligations or responsibilities on behalf of the Company or any other Member, and (ii) only the Manager or a Person acting in accordance with the authorization of the Manager may bind the Company.

4.3 Representations by Members. Each Member represents and warrants to the other Members and to the Company that (i) such Member is duly organized, validly existing and in good standing in the state of its formation, (ii) all acts contemplated by this Agreement to be performed by Member have been duly authorized by all necessary action and do not require the consent or approval of any third party, (iii) such Member has all necessary power with respect thereto, (iv) the consummation of such acts by such Members will not (and with the giving of notice or lapse of time or both would not) result in a breach or violation of, or a default or loss of contractual benefits under, any trust agreement or other agreement by which such Member or any of such Member’s properties is bound, or any statute, regulation, order or other law to which such Member or any of such Member’s properties is subject, or give rise to a lien or other encumbrance upon any of such Member’s properties or assets, and (v) this Agreement is a valid and binding agreement on the part of such Member, enforceable in accordance with its terms.

4.4 Indemnification by the Members. Each Member hereby agrees to indemnify the Company and each of its other Members and hold them each harmless from and against all liability, loss, cost, damage and expense (including attorneys’ fees and costs incurred in the investigation, defense and settlement of the matter) which the Company or any other Member shall ever sustain, suffer or incur which relate or arise out of or in connection with an alleged breach by the indemnifying Member of any representation, warranty or covenant made by the indemnifying Member in this Agreement as a Member or in any agreement or instrument delivered pursuant hereto.

4.5 Rights of a Former Member. Except as otherwise provided in Article 9, no Member may withdraw or otherwise disassociate (each, a “Withdrawal”) from the Company without the consent of the Manager. Bankruptcy of a Member shall not be deemed a Withdrawal but such Member’s Membership Interest shall thereafter be a non-voting economic interest. In making its determination as to the granting of any such consent, the Manager may take into consideration the Members’ own personal self-interest, the tax consequences to all Members, the impact such Withdrawal might have on the Company, and other funds or other sources of income available to the Member seeking any such Withdrawal, without violation of any fiduciary duty to any Member. If a Member attempts to Withdraw from the Company without the consent of the Manager:

(a) the Withdrawing Member shall not be entitled to any distribution from the Company until the dissolution of the Company pursuant to this Agreement;

(b) the Withdrawing Member shall bear all the costs of the Company, the Manager and the other Members (including without limitation reimbursement of reasonable attorneys’ fees and indemnification for any tax consequences arising to the Company or the other Members) related to or arising from the Withdrawal or such Withdrawing Member’s attempt to force a distribution from the Company; and

(c) the Company shall not be obligated to repurchase the Member’s Membership Interest because of such Withdrawal.

4.6 Reimbursement for Costs and Expenses/Fees.

(a) The Manager shall be entitled to reimbursement from the Company for any reasonable and necessary out-of-pocket costs and expenses incurred in good faith by the Manager on behalf and for the benefit of the Company. The Manager shall establish policies pursuant to which a Member shall be entitled to reimbursement from the Company for any reasonable and necessary out-of-pocket costs and expenses incurred by such Member on behalf and for the benefit of the Company, but only provided that such expenses were incurred with the prior consent and authorization of the Manager. Except as specifically set forth in this Agreement, no Member shall be entitled to receive any compensation from the Company or from any other Member for services performed in such capacity.

(b) The Manager shall receive no additional compensation for acting as Manager of the Company or for other services on behalf of the Company.

4.7 Voting. Unless expressly set forth otherwise herein, whenever any decision, election, approval, consent or other action is to be determined by a vote of the Members, such vote shall be made by the Members at a meeting called for such purpose, with each Member being entitled to cast a number of votes equal to such Member’s Participating Percentage in the Profits of the Company. The presence of sixty-six and two-thirds percent (66 & 2/3%) of the total Participating Percentages, in person or by proxy, shall constitute a quorum for any vote. Unless otherwise provided in this Agreement, an affirmative vote of sixty-six and two-thirds percent (66 & 2/3%) of the total Participating Percentages shall be required and be sufficient to constitute a vote in favor of the particular matter being voted upon.

4.8 Meetings of the Members. A meeting of the Members may be called by the Manager or any Member provided the meeting is called in good faith and for a business purpose, at the principal place of business of the Company, or such other place as the Manager may designate, upon delivery of notice of the date, place, and time of such meeting to all Members not less than five (5) days prior to the meeting date. Unless otherwise required by law, the notice need not specify either the purpose of the meeting or the nature of the business to be transacted at the meeting. The Manager’s attendance at any such meeting of the Members shall be required for there to be a quorum for such meeting. A Member may waive the right to notice of a meeting in writing and shall be deemed to have waived the right to notice by attending the meeting in person or by proxy, unless the Member attends solely to object, at the beginning of the meeting, that the meeting was not properly called. Members may vote at any meeting in person, by proxy or by participating by conference telephone call or other means of communication by which all parties can hear each other. The failure of the Members to hold meetings at regular intervals shall not affect the validity of their acts hereunder or the acts of the Manager or entitle the Members to any rights or remedies.

Any action which may be taken at a meeting of the Members may be taken without a meeting and without a vote, if a consent in writing setting forth the action so taken, is executed by the Members representing not less than the minimum Participating Percentage which would be necessary to take such action at a meeting.

4.9 Guaranty of Loans. The Company may obtain one or more loans from lenders for the purposes of acquiring, improving or refinancing Company Property, or to make funds available for the Company’s working capital needs. As a condition to and as a part of the loan documentation, the lender may require that the Manager, a Member, or their Affiliates (the “Guarantors”) execute and deliver some or all of a guaranty of payment, a guarantee of performance or completion (collectively, “Guaranty”) pursuant to which said Manager or Member or their affiliate assume certain personal liability with respect to the loan, and the lender may reserve the right to pursue either or all of the Guarantors in whatever order of priority the lender in its sole discretion elects, and the lender may reserve the right to pursue its remedies under the Guaranty prior to pursuing other remedies available to it under the various loan documents.

If at any time any monies are paid by the Guarantor to the lender in connection with a Guaranty, the Guarantor will be repaid from the proceeds of the disposition of the Property before the Members receive any of their capital contributions back and prior to any repayment of Member loans by the Company.

4.10 Member Obligations and Illinois Law. Each Member shall: (i) provide the Company any item required under applicable law and regulations including, but not limited to, finger prints, tax returns and acknowledgment of service of process; and (ii) ensure that any Person such Member appoints or nominates to a position with the Company provides the Company any item required under applicable law and regulations including, but not limited to, finger prints, tax returns and acknowledgment of service of process.

ARTICLE V

MANAGEMENT

5.1 Board of Directors. The Board of Directors shall consist of two (2) Persons: one (1) Person appointed by FOREFATHERS VENTURES LLC; and one (1) Person appointed by GRMA. The Board of Directors shall be responsible for reviewing the Company’s capital budget going forward (on an annual basis), discussing high-level strategic positioning with the Manager, monitoring general compliance and controls procedures, and other such functions as requested by the Manager from time to time. The Board of Directors shall receive no additional compensation for serving on the Board of Directors. Decisions of the Board of Directors shall be by majority vote; provided, that in the case of a deadlock in connection with any matter, the Manager shall cast the deciding vote.

5.2 Manager. The Manager shall be GRMA. Without limiting the generality of the foregoing, the Manager shall manage the business, property and affairs of the Company, and all powers of the Company (including, without limitation, the power to establish policy and operating procedures respecting the business affairs of the Company, the power to distribute available cash and to raise additional cash, and the power to make any and all decisions within or outside of the ordinary course of business of the Company) shall be exclusively exercised by or under the direction of the Manager. The Manager shall perform its duties and responsibilities hereunder in such manner as it deems to be in the best interests of the Company and its Members, but the Manager shall not be liable to the Company or to its Members as a result of any good faith business judgment made by the Manager. The Manager may be removed only for cause upon the unanimous written consent of the Board of Directors.

5.3 Power to Bind the Company. The execution of any document by the Manager shall be sufficient to constitute the act of, and be binding upon, the Company. No other party, including any Member, shall have the authority to bind the Company. No third party shall have any duty to inquire as to the due authorization with respect thereto, nor there be any need for any written resolution setting forth such authorization.

5.4 Indemnification by the Company. The Company shall indemnify the Manager and its Members for all costs, losses, liabilities and damages paid or incurred by any of them for any action taken or failure to act on behalf of the Company, including without limitation judgments, settlements, penalties, fines and expenses incurred in a proceeding to which any such Person is a party because the Person is or was a manager or officer of the Company, unless such action or failure to act constitutes a breach of fiduciary duty.

ARTICLE VI

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

6.1 Capital Contributions. The Members have made Capital Contributions to the Company. If the Company needs additional capital to meet its obligations, the Company may borrow all or part of such additional capital from any source, including, without limitation, the Members in accordance with Section 6.3.

6.2 No Additional Capital. No Member shall be required to make additional capital contributions.

6.3 Loans.

(a) In addition to debt specifically agreed to by the Members, if, in the opinion of the Manager, the Company’s revenues and funds are not sufficient to satisfy the obligations and liabilities of the Company, or to preserve and protect the assets of the Company, the Manager may arrange for the Company to borrow such required funds at such interest rate and on such terms and conditions as the Manager deems advisable, provided that no Member (without its prior written consent) shall be required to make or guaranty any such loan to the Company, except as otherwise expressly provided herein. Any such loan may be from the Manager on terms that are consistent with standard market terms in the industry in which the Company operates.

(b) If, at any time the Manager determines that the Company’s revenues and funds are insufficient to satisfy the obligations and liabilities of the Company, or to preserve and protect the assets of the Company, one or more of the Members or Affiliates of any of them may loan the required funds to the Company. Any Member making a loan to the Company shall be understood to have all rights against the Company with respect to that loan which a third-party lender would have against the Company.

6.4 Capital Accounts. A separate capital account shall be established and maintained for each Member in accordance with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Without limiting the foregoing, there shall be credited to each Member’s capital account (i) the amount of money and the fair market value (as determined by the Manager) of any property (net of related liabilities), contributed by the Member to the Company, and (ii) the Member’s share of income or gain (or items thereof), including income and gain exempt from tax. There shall be charged against each Member’s capital account (A) the amount of money and the fair market value (as determined by the Manager) of any property (net of related liabilities) distributed to the Member by the Company, and (B) the Member’s share of loss and deduction (or items thereof). If property is contributed to the capital of the Company or if there is a revaluation of Property so that the book value of the Property differs from its adjusted tax basis, the Member’s capital account shall be appropriately adjusted for income, gain, loss and deduction as required by Treasury Regulation Section 1.704-l(b)(2)(iv)(g). To the extent a Member’s capital account is greater than zero; such excess is hereinafter referred to as a “positive balance.” To the extent that a Member’s capital account is less than zero, said amount is hereinafter referred to as a “deficit balance.”

6.5 No Interest Payable. Members shall not have any right to receive interest from the Company with respect to balances in such Members’ capital accounts.

6.6 No Withdrawals. Members shall not have any right to withdraw capital from their capital accounts except as hereinafter expressly stipulated.

ARTICLE VII

DISTRIBUTIONS AND ALLOCATIONS

7.1 Distributions; Expenses.

(a) Distributions of Available Cash (which shall include any cash received by the Company with respect to the sale of any Company assets) shall be made in the following order of priority:

(i) First, to GRMA in connection with the loan made by GRMA to the Company pursuant to Section 5.02 of the MIPA (the “Loan”) until all amounts due and owing in respect of such Loan have been repaid in full; and

(ii) Second, to GRMA in such amounts and at such times as the Manager, in its sole discretion, determines notwithstanding the Members’ Participating Percentages.

(b) For purposes of clarification, notwithstanding anything to the contrary set forth herein or otherwise, prior to payment of any amounts in connection with Section 7.1(a), the Company shall pay all expenses, costs and fees due and owing to the Manager, a Member, an Affiliate of a Member or a third party.

7.2 Regulatory Allocations.

(a) After giving effect to the allocations set forth in Sections 7.2(b) through 7.2(g) hereof, Profit and Loss for any fiscal year shall be allocated among the Members so that the Capital Account of each Member, increased by such Member’s “share of partnership minimum gain” and “share of partner nonrecourse debt minimum gain” (as so increased, a Member’s Capital Account is hereinafter referred to as such Member’s “Augmented Capital Account”), is, as nearly as possible, positive in an amount equal to the cash the Company would distribute to such Member if (i) the Company liquidated by selling all of its properties for the values at which they are carried on the Company’s balance sheet as computed for book purposes (within the meaning of Section 3.3 hereof), (ii) the proceeds of such sales, and any other cash of the Company, were used to satisfy the Company’s debts in accordance with, and to the extent required by, their terms and (iii) the Company distributed any remaining cash to the Members pursuant to Section 7.2 hereof; provided, however, that no Loss shall be allocated to any Member for any fiscal year to the extent that such Loss would create or increase a deficit in such Member’s Adjusted Augmented Capital Account (as hereinafter defined).

(b) If, after giving effect to the allocations set forth in Sections 7.2(c) through 7.2(g) hereof, an allocation of Profit or Loss (determined without regard to this Section 7.2(b)) for any fiscal year would leave the Augmented Capital Account(s) of any Member(s) short of (less than) the aggregate amount that would be distributed to such Member(s) under the hypothetical circumstances described in Section 7.2(a) hereof, while leaving the Augmented Capital Account(s) of any other Member(s) above (more than) the aggregate amount that would be distributed to such other Member(s) under such circumstances, then items of income or gain shall be allocated to the former Member(s), and items of loss or expense shall be allocated to the latter Member(s), until either (i) Profit or Loss (determined, pursuant to Section 7.2(h)(3) hereof, without regard to the items of income, gain, expense or loss allocated pursuant to this Section 7.2(b)) can be allocated so as to cause each Member’s Augmented Capital Account to equal the amount that would be distributed to such Member under the hypothetical circumstances described in Section 7.2(a) hereof or (ii) there are no more items to allocate; provided, however, that no item of loss or expense shall be allocated to any Member for any fiscal year to the extent that such item would create or increase a deficit in such Member’s Adjusted Augmented Capital Account.

(c) After giving effect to the allocations set forth in Sections 7.2(d) through 7.2(g) hereof, items of gross income and gain shall be allocated to each Member in an amount and manner sufficient to eliminate, as quickly as possible, any deficit in such Member’s Adjusted Augmented Capital Account to the extent that such deficit is created or increased by any unexpected adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d) (4)- (6) of the Treasury Regulations. This Section 7.2(c) and the provisos of Sections 7.2(a) and 7.2(b) are intended to comply with the “alternate test for economic effect” in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

(d) If, for a fiscal year, there is a net decrease in “partner nonrecourse debt minimum gain”, then each Member shall be allocated items of gross income or gain equal to such Member’s share of such net decrease, determined under Section 1.704-2(i) of the Treasury Regulations. However, in accordance with Section 1.704-2(i)(4) of the Treasury Regulations, the preceding sentence shall not apply to the extent that the net decrease in “partner nonrecourse debt minimum gain” results from (i) a capital contribution from such Member which is used to pay a liability of the Company or (ii) a refinancing or lapse of a guarantee of, or any other change in, a liability of the Company that causes such liability to become partially or wholly a “nonrecourse liability”.

(e) If, for a fiscal year, there is a net decrease in “partnership minimum gain”, then each Member shall be allocated items of income and gain equal to such Member’s share of such net decrease, determined in accordance with Sections 1.704-2(f) and 1.7042(g) of the Treasury Regulations. However, in accordance with Section 1.704-2(f)(2) of the Treasury Regulations, the preceding sentence shall not apply to the extent that the net decrease in “partnership minimum gain” results from (i) a capital contribution from such Member which is used to pay a liability of the Company or (ii) a refinancing or guarantee of, or any other change in, a liability of the Company that causes such liability to become partially or wholly a “partner nonrecourse debt” for which such Member bears the economic risk of loss.

(f) “Nonrecourse deductions” for any fiscal year shall be allocated among the Members pro rata, in accordance with their Percentage Interests.

(g) “Partner nonrecourse deductions” for any fiscal year shall be allocated to the Member who bears the economic risk of loss with respect to the “partner nonrecourse debt” to which such “partner nonrecourse deductions” are attributable in accordance with Section 1.704-2(i)(l) of the Treasury Regulations.

(h) For purposes of this Section 7.2:

(1) “Adjusted Augmented Capital Account” means, with respect to any Member as of the end of any fiscal year, such Member’s Augmented Capital Account (i) reduced by those anticipated allocations, adjustments and distributions described in Section 1.704-1(b)(2)(ii)(d)(4)-(6) of the Treasury Regulations, and (ii) increased by the amount of any deficit in such Partner’s Capital Account that such Member is deemed obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations as of the end of such fiscal year.

(2) All terms set off in quotation marks shall have the meanings ascribed to them in Section 1.704-2 of the Treasury Regulations.

(3) “Profit” and “Loss” each means, for each fiscal year of the Company or other period, the Company’s profit or loss (as determined for purposes of preparing the Company’s balance sheet for book purposes within the meaning of Section 3.3 hereof), computed without taking into account any items of income, gain, expense or loss allocated pursuant to Section 7.2(b), 7.2(c), 7.2(d), 7.2(e), 7.2(f) or 7.2(g) hereof.

(i) It is intended that the amount to be distributed to a Member pursuant to Section 7.2 of this Agreement shall equal the amount such Member would receive if liquidation proceeds were instead distributed in accordance with Section 11.2 of this Agreement. This intended distribution amount for a Member is referred to as such Member’s “Targeted Distribution Amount.” Notwithstanding any preceding provision to the contrary in this Section 7.2, if upon a termination and liquidation of the Company, any Member’s ending Capital Account balance immediately prior to the distributions to be made pursuant to Section 7.2 of this Agreement would otherwise be less than such Member’s “Targeted Distribution Amount”, then, to the extent amended tax returns can be filed for prior fiscal years of the Company, such Member shall be specially allocated items of income or gain for such prior years, and items of loss or deduction for such prior years shall be allocated away from such Member to the other Members, until Profit or Loss for the year(s) of termination and liquidation of the Company can be allocated so as to cause such Member’s actual Capital Account balance to equal the Targeted Distribution Amount for such Member (and such Profit or Loss shall be so allocated).

(j) Anything contained in this Section 7.2 to the contrary notwithstanding, the allocation of Profit, Loss and items of income, gain, expense or loss for any fiscal year of the Company during which a Person acquires a Membership Interest shall take into account the Members’ varying interests in the Company for such fiscal year pursuant to any method permissible under Section 706 of the Code that is selected by the Members.

7.3 Allocation of Non-recourse Liabilities. Solely for the purpose of allocating excess non-recourse liabilities of the Company among the Members in connection with the determination of the Members’ adjusted tax bases in their Membership Interests in the Company, in accordance with Section 752 of the Code and the Treasury Regulations from time to time promulgated thereunder, the Members agree that such excess non-recourse liabilities, if any, shall be allocated to and among the Members in accordance with their respective Participating Percentages.

7.4 Priority and Distributions of Property. Except as otherwise provided herein, including for the avoidance of doubt Section 7.1, no Member shall have priority over any other Member either as to the return of capital or as to Profits, Losses or distributions. No Member shall have the right to demand or receive property other than cash for its capital in the Company or in payment of its share of Profits or Available Cash pursuant to Section 7.1; provided that the Manager may make in-kind distributions to GRMA in its discretion.

7.5 Special Allocation of Illinois Replacement Income Tax. Any deduction for Illinois replacement income tax imposed on the Company (or similar tax imposed by another state) shall be specially allocated on an equitable basis among the Members to reflect the allowance of any deduction for State income tax purposes of the amount of distributive share of Company income allocated to an entity subject to the Illinois replacement income tax (or similar tax imposed by another state).

7.6 Tax Allocations; Section 704(c) of the Code. In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its book value, in the same manner as such variations are treated under Section 704(c) of the Code. Any elections or other decisions related to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of the Agreement. Allocations pursuant to this Section 7.6 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing any Member’s Capital Account or share of income, gain, loss or deduction pursuant to any provision of this Agreement.

ARTICLE VIII

TAX MATTERS

8.1 Tax Returns. The Company shall be treated and shall file its tax returns as a partnership for federal, state and local income tax and other tax purposes. The Manager shall cause the Company’s accountants to prepare, on an accrual basis, all federal, state and local partnership, business and all other tax returns required to be filed. Each Member shall notify the Manager upon receipt of any notice of tax examination, deficiency or adjustment of the Company by federal, state or local authorities, and the Manager shall promptly notify each Member of such matter.

8.2 Tax Matters Partner. The Manager is hereby designated as the tax matters partner or “partnership representative” for the Company, as defined in Code Section 6231(a)(7). The tax matters partner so designated shall comply with the requirements of Code Sections 6221 through 6233.

8.3 Tax Policy. The Company shall make any and all tax, accounting and reporting elections, and shall adopt such procedures as the Manager may determine.

8.4 Fiscal Year. The fiscal year of the Company shall end on December 31 of each year, unless (subject to obtaining consent of the IRS) the Manager shall select and designate a different fiscal year of the Company.

ARTICLE IX

RESTRICTIONS ON TRANSFERS OF INTERESTS IN THE COMPANY

9.1 General Prohibition. EXCEPT AS SET FORTH IN THE ILLINOIS COMPASSIONATE USE OF MEDICAL CANNABIS PILOT PROGRAM ACT AND THE ILLINOIS CANNABIS REGULATION AND TAX ACT, AS APPLICABLE, AND EXCEPT AS PROVIDED IN SECTIONS 4.5 AND 9.5, NO MEMBER SHALL SELL, TRANSFER, ENCUMBER, PLEDGE, OR ASSIGN ALL OR ANY PART OF ITS INTEREST IN THE COMPANY WITHOUT THE PRIOR WRITTEN CONSENT OF THE MANAGER, WHICH CONSENT MAY BE GRANTED OR WITHHELD IN THE MANAGER’S SOLE AND ABSOLUTE DISCRETION. IN ORDER FOR AN ASSIGNEE TO CONSTITUTE A SUBSTITUTED OR ADDITIONAL MEMBER OR A PERMITTED ASSIGNEE, THE CONDITIONS SET FORTH IN SECTION 9.2 MUST BE SATISFIED. IN NO EVENT SHALL THE MANAGER CONSENT TO AN ASSIGNMENT OF ANY INTEREST OF A MEMBER IN THE COMPANY UNLESS IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY (IF SO REQUESTED BY THE MANAGER) SUCH ASSIGNMENT (I) WILL NOT RESULT IN A TERMINATION OF PARTNERSHIP TAX TREATMENT OF THE COMPANY FOR FEDERAL INCOME TAX PURPOSES, (II) WILL NOT RESULT IN THE COMPANY FAILING TO QUALIFY FOR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE FEDERAL OR ANY APPLICABLE STATE SECURITIES LAWS, AND (III) WILL NOT RESULT IN A DEFAULT UNDER ANY CONTRACT OR OTHER AGREEMENT TO WHICH THE COMPANY OR ANY OF ITS ASSETS IS BOUND.

9.2 Admission Requirements. Subject to the consents required in Section 9.1 above, no Person shall be admitted as an additional or substituted Member under this Agreement unless and until:

(a) an assignment contemplated by Section 9.1 is made in writing, signed by the assigning Member and accepted in writing by the assignee, and a duplicate original of such assignment has been delivered to and approved by the Manager;

(b) the Company has received an opinion of counsel as contemplated by Section 9.1 or the Manager has waived this requirement; and

(c) the prospective admittee executes and delivers to the Company a written agreement in form reasonably satisfactory to the Manager, pursuant to which said Person agrees to be bound by and confirms the obligations, representations and warranties contained in this Agreement.

9.3 Effect of Transfer. In the event an assignment is made in accordance with the terms hereof, unless otherwise required by the Code:

(a) the effective date of such assignment shall be the date the written instrument of assignment is delivered to the Company and approved by the Manager.

(b) the Company and the other Members shall be entitled to treat the assignor of the assigned interest as the absolute owner thereof in all respects and shall incur no liability for allocations of Profits or Losses and distributions of Available Cash made in good faith to such assignor until such time as the written instrument of assignment has been actually received and approved by the Manager and recorded in the books of the Company; and

(c) the division and allocation of Profits or Losses, other than Profits or Losses resulting from a Liquidation Sale, attributable to the Company interests between the assignor and assignee during any fiscal year of the Company shall be based upon the length of time during such fiscal year, as measured by the effective date of such assignment, that the assigned interest was owned by each of them and shall not be based upon the date or dates during such fiscal year in which income was earned or losses were sustained by the Company; and the division and allocation of Profits or Losses resulting from a Liquidation Sale shall be based upon the date or dates such income was earned or losses were sustained.

9.4 Cost of Transfer. The cost of processing and perfecting an admission contemplated by this Article (including reasonable attorneys’ fees incurred by the Company) shall be borne by the party seeking admission as a Member to the Company. No costs shall be applicable if the transfer is a Permitted Transfer as defined in Section 9.5.

9.5 Permitted Transfers. Notwithstanding the foregoing, and subject to the transfer provisions of the Illinois Compassionate Use of Medical Cannabis Program Act and the Illinois Cannabis Regulation and Tax Act, each Member shall have the right to transfer some or all of his/her/its Membership Interest (i) to another Member, or (ii) to any partnership, trust, or other entity owned and controlled by such Member or, as applicable, his/her spouse, children, parents or other relatives, made for tax or estate planning purposes. Such transferee shall be referred to herein at times as a “permitted transferee” and such transfer shall be referred to herein as a “Permitted Transfer.” Upon the consummation of such Permitted Transfer and the permitted transferee’s assumption of all obligations and liabilities of the transferor, the transferor shall be released of all obligations and liabilities hereunder arising after the date of such transfer.

9.6 Death, Incompetency, Bankruptcy or Dissolution of a Member.

(a) Upon the death or legal incompetency of an individual Member, his or her personal representative shall have all of the rights of a Member for the purpose of effecting the orderly winding up and disposition of the Membership Interest of such Member, and such power as such Member possessed to become or designate a successor as an assignee of his or her Membership Interest in the Company and to join with such assignee in making application to substitute such assignee as a substitute Member of the Company.

(b) Upon the bankruptcy, insolvency, dissolution, or cessation of the existence as a legal entity of a Member, the authorized representative of such Member shall have all of the rights of the Member for the purpose of effecting the orderly winding up and disposition of the Membership Interest of such Member, and such power as such Member possessed to become or designate a successor as an assignee of its Membership Interest in the Company and to join with such assignee in making application to substitute such assignee as a substitute Member of the Company.

(c) If a Member’s Membership Interest is held in joint tenancy, then upon the death or incompetency of one of the joint tenants, the surviving joint tenant shall be the substitute Member of the Company, without any action of the Company.

ARTICLE X

CONTINUATION AND DISSOLUTION OF THE COMPANY

10.1 Dissolution. The Company may be dissolved and its affairs wound if such action shall have been approved and directed by the Manager.

ARTICLE XI

WINDING UP AND LIQUIDATION OF THE COMPANY

11.1 Winding Up. Upon dissolution of the Company by expiration of the term hereof, by operation of law, by any provision of this Agreement, or by the Manager, the Company’s business shall be wound up and all its assets shall be converted to cash or its equivalent and its affairs shall be wound up with reasonable speed but with a view towards obtaining fair value for Company assets, and thereupon unless otherwise required under the LLC Act, the proceeds of liquidation shall be distributed in accordance with the provisions of Section 7.1 hereof. Throughout the winding up and liquidation of the Company, the management and control of the Company shall continue to be vested in the Manager in accordance with the terms of Article 5 above. The Manager shall have the right, power and authority, in connection with such dissolution, to establish one or more liquidating trusts for the benefit of the Members, and the Manager shall serve as the trustee thereof.

11.2 Distributions and Allocations During Winding Up of the Company. Upon the dissolution of the Company for any reason, during the period of liquidation and until termination of the Company, the Company shall continue to make distributions and to allocate Profits and Losses for all tax and other purposes as provided in Section 7.1 of this Agreement.

11.3 No Restoration of Deficit Capital Accounts. Except as otherwise expressly provided, at no time shall a Member with a deficit balance in its capital account have any obligation to the Company or to another Member or to any other Person to restore such deficit balance.

11.4 Liquidating Trust. Upon any dissolution of the Company, the Manager is expressly authorized and empowered, in its sole discretion, to establish and create one or more liquidating trusts for the benefit of the Members. The Members under this Agreement shall become beneficiaries under such liquidating trusts, and shall be entitled to the same distributions, allocations and priorities under such trust agreements to which they are entitled under this Agreement. The Manager is empowered to transfer any or all of the Company’s assets to such liquidating trusts, and to conduct a liquidation of the assets of the Company by and through said liquidating trusts. The trustees of any of such liquidating trusts shall be the Manager and such trustees and said trusts shall have each and all of the powers which the Manager has been given under this Agreement with respect to the liquidation and winding up of the Company business, including expressly, without limitation, the powers of attorney to act for and execute instruments on behalf of the Members, in their then capacity as beneficiary of said liquidating trusts.

ARTICLE XII

NOTICES

12.1 Notices. All notices, approvals, offers or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given or made if delivered to the intended recipient at the address set forth below on or prior to 5:00 p.m. Central Time on a Business Day (i) upon the date of personal delivery (if notice is delivered by personal delivery), (ii) on the date of delivery, as confirmed by written confirmation (if notice is delivered by email transmission) provided that a duplicate of such notice is sent to the other party by first class mail, postage prepaid on the day of transmission, (iii) on the day one Business Day after deposit with a nationally recognized overnight courier service (if notice is delivered by nationally recognized overnight courier service), or (iv) on the fifth (5th) Business Day following mailing from within the United States by first class United States mail, postage prepaid, certified mail return receipt requested (if notice is given in such manner), and in any case addressed to the parties at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the other). Notices not delivered before 5:00 p.m. on a Business Day shall be deemed to have been delivered on the next Business Day.

12.2 Copies of Notices from Third Parties. A copy of any notice, service of process or other document in the nature thereof relating to the Company or its assets and received by any Member from anyone other than the Company shall be delivered by the receiving Member to the Company as soon as practicable.

ARTICLE XIII

MISCELLANEOUS

13.1 Additional Documents and Acts. In connection with this Agreement as well as all transactions contemplated by this Agreement, each party hereto shall execute and deliver such additional documents and instruments, and perform such additional acts, as any other party hereto may reasonably deem necessary or desirable from time to time to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

13.2 Entire Agreement. This Agreement and the agreements and instruments delivered pursuant hereto contain all of the understandings and agreements of whatsoever kind and nature existing between the parties hereto with respect to the matters dealt with in this Agreement and the rights, interests, understandings, agreements and obligations of the respective parties pertaining to the Company.

13.3 Prior Agreements. Any and all prior agreements between the parties with respect to such subject matter are hereby superseded. Time is of the essence of this Agreement.

13.4 Paragraph Headings. All paragraph headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

13.5 Benefit. Except as herein otherwise expressly stipulated to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein contained, express or implied, is intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

13.6 Waiver. The failure to insist upon strict enforcement of any of the provisions of this Agreement or of any agreement or instrument delivered pursuant hereto shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any agreement or instrument delivered pursuant hereto or any provision hereof or the right of any party hereto to thereafter enforce each and every provision of this Agreement and each agreement and instrument delivered pursuant hereto. No waiver of any breach of any of the provisions of this Agreement or any agreement or instrument delivered pursuant hereto shall be effective unless set forth in a written instrument executed by the party against which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

13.7 Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

13.8 Amendments. Any amendment to this Agreement shall be adopted and be effective as an amendment hereto if approved by the Manager; provided, however, that (a) no amendment which has a disproportionate and materially adverse effect on any Member shall be approved without the consent of such Member, and (b) no amendment shall be made, and any such purported amendment shall be void and ineffective, to the extent the result thereof would be to cause the Company to be treated as anything other than a partnership for purposes of United States income taxation. Notwithstanding the foregoing, the Manager may (x) amend the Schedule A to reflect any changes thereto, and (y) amend this Agreement to cure any ambiguity or correct or supplement any provision hereof that may be incomplete or inconsistent with any other provision hereof provided such amendment under this clause (y) does not materially and adversely affect the interests of the Members.

13.9 Survival. The representations, warranties and covenants of the Members and the Company contained herein or in any agreement or instrument delivered pursuant hereto shall survive the consummation of the transactions contemplated hereby and shall not be affected by any investigation which may have been made by any of the parties hereto.

13.10 Confidentiality. Each Member agrees that at all times, it will keep confidential and not disclose (directly or indirectly) to any Person any of the Confidential Information and will use the Confidential Information solely for the express purpose of fulfilling his/her/its obligations under this Agreement. A Member shall not use or attempt to use any such Confidential Information in any manner which may injure or cause loss or which is calculated to injure or cause loss, whether directly or indirectly, to the Company. All Confidential Information shall be and remain the sole and exclusive property of the Company and immediately upon withdrawal of a Member, the withdrawing Member shall deliver all documentation or materials relating to the Company’s business, and all copies thereof, to the Company at its main office, together with a certification that it has fully complied with such obligation. To the extent that any court or agency seeks to have a Member disclose any Confidential Information, the Member shall promptly inform the Company and take such reasonable steps to prevent any disclosure of Confidential Information until the Company shall have been informed of such requested disclosure and the Company shall have had an opportunity to respond to such court or agency. Notwithstanding the foregoing, GRMA shall have the right to share Confidential Information with its accountants, lawyers, members, lenders and representatives so long as such recipient has agreed to confidentiality restrictions with GRMA. In addition, GRMA shall be entitled to disclose any information that it and/or its affiliates are required to disclose under applicable laws, rules, regulations and stock exchange policies.

13.11 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to “Sections” shall refer to corresponding provisions of this Agreement. Whenever the words “including,” “includes” or words of similar import appear in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words in the singular shall be deemed to include the plural and vice versa.

13.12 Governing Law. This Agreement shall, in all respects, be construed in accordance with and governed by the laws of the State of Illinois as applied to agreements among Illinois residents entered into and to be performed entirely within the State of Illinois.

13.13 Dispute Resolution.

(a) Informal Resolution; Mediation. It is the intent of the Company, the Manager, and the Members to bring all disputes between or among any of them to an early, efficient and final resolution. To that end, the parties shall in good faith first attempt to informally resolve any controversy or claim arising under or in connection with this Agreement, or in connection with the validity, construction, performance, or purported breach of this Agreement, or in connection with the subject matter of this Agreement. If the parties are unable to reach agreement resolving the dispute within twenty (20) days after notice is given by any party to the others, the parties shall present the dispute to a mediator which shall be initiated and conducted at the Chicago, Illinois office of the Judicial Arbitration and Mediation Service (“JAMS”) (or the closest office of JAMS thereto), or its successor, with a mediator mutually agreed upon by the parties, or if the parties are unable to agree upon a mediator, as appointed by JAMS.

(b) Jurisdiction; Waiver of Jury Trial. It is the intent of the parties that any disputes or controversies arising under or in connection with this Agreement be resolved pursuant to mediation in accordance with Section 13.13(a); provided, however, that the parties are unable to resolve any dispute pursuant to such section, the following provisions shall govern the resolution of all disputes or controversies arising under this Agreement: any suit, action or proceeding seeking to enforce any provision of, or based on any dispute or matter arising out of or in connection with, this Agreement shall be brought in the courts of the State of Illinois, in Cook County. Each of the parties (a) consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, (b) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, (c) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) will not bring any action relating to this Agreement in any other court, and (e) to the fullest extent permitted by law, voluntarily, knowingly, irrevocably and unconditionally waives any right to have a jury participate in the resolution of any such dispute or matter. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in accordance with the notice provisions hereof will be deemed effective service of process on such party.

(c) Public Policy. Each party to this Agreement hereby irrevocably waives any defense based on federal law or that the transactions contemplated by this Agreement are void as against public policy or based on illegality under federal cannabis laws.

13.14 Third Party Beneficiaries. The parties hereto agree that the provisions of this Agreement are intended for the benefit of, and are enforceable by, each Member and their respective successors and permitted assigns and transferees. Nothing in this Agreement shall be construed as giving any other Person any right, remedy or claim under or in respect of this Agreement or any provision hereof.

13.15 Advice of Counsel. Each party to this Agreement acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day of year first written above.

MANAGER:

GROWN ROGUE MANAGEMENT ASSOCIATES LLC, an Illinois limited liability company

By:
Name:	J. Obie Strickler
Title:	Manager

Address:	550 Airport Road Medford, OR 97504

Email Address:	obie@grownrogue.com

MEMBERS:

FOREFATHERS VENTURES LLC, an Illinois limited liability company

By:
Name:	Shari Wilson
Title:	Manager

Address:

Email Address:

GROWN ROGUE MANAGEMENT ASSOCIATES LLC, an Illinois limited liability company

By:
Name:	J. Obie Strickler
Title:	Manager

Address:	550 Airport Road Medford, OR 97504

Email Address:	obie@grownrogue.com

[Signature Page of Amended and Restated Operating Agreement of SEA Craft LLC]

SCHEDULE A

Members

NAME	PARTICIPATING PERCENTAGE
FOREFATHERS VENTURES LLC	51%
GROWN ROGUE MANAGEMENT ASSOCIATES LLC	49%
TOTAL	100%

[Schedule A of Amended and Restated Operating Agreement of SEA Craft LLC]